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                                                                    EXHIBIT 10.1

                             POWELL INDUSTRIES, INC.
                  INCENTIVE COMPENSATION PLAN FOR 2000 ("PLAN")


1.     PLAN PURPOSE

       This Plan is one element of the executive compensation program at Powell Industries, Inc. ("Company") and its subsidiaries. The Plan provides key corporate and subsidiary employees the opportunity to earn annual cash incentive compensation amounts based on the performance of the Company or the subsidiary for which they have direct responsibility as well as on their individual contribution to the performance of those entities. Thus the Plan provides a variable annual incentive that links pay to performance.

2.     GENERAL DESCRIPTION

       Key corporate and subsidiary executives and managers will be designated annually to be Participants in the Plan. A maximum potential incentive compensation amount ("Maximum IC Amount") will be set annually for each such Participant based on that Participant's potential contribution to the performance of the Company or subsidiary. This Maximum IC Amount may range from ten per cent (10%) to one hundred per cent (100%) of a Participant's base salary on the first day of the Plan year. The Plan year is the fiscal year of the Company.

       Each Participant may earn between zero and one hundred percent of this Maximum IC Amount ("Earned IC Amount") depending on how the Company or subsidiary that employs the Participant performs during the Plan year against pre-established performance targets. Plan performance measures for 2000 are described in paragraph 4 below.

       Performance targets vary by subsidiary and will be established annually for the Company and each subsidiary based on that entity's historical performance, current mission and strategy, and projected profit and growth capability. Prevailing general business conditions will also be considered in establishing the performance targets.

       The Compensation Committee of the Company's Board of Directors in conjunction with the Company's Chief Executive Officer ("CEO") will administer the Plan.

3.     ELIGIBILITY

       Participants will be designated annually. Participation in one year does not guarantee participation in the following year.

       Subsidiary presidents will recommend Participants and a Maximum IC Amount for each Participant to the CEO for approval. Each subsidiary president may also recommend to the CEO an incentive "pool" for employees of the subsidiary who are not Plan Participants.

       The CEO will recommend corporate Participants and their Maximum IC Amount for approval by the Compensation Committee, and the CEO may authorize use of an incentive "pool" for employees of Powell Industries, Inc. who are not Plan Participants.

4.     PERFORMANCE MEASURES AND TARGETS

       The following measures will be used to measure the performance of each subsidiary and the Company overall. The weighting percentage reflects the relative weight given to each performance measure.

       PERFORMANCE MEASURES FOR SUBSIDIARY PARTICIPANTS

       o 40% Weighting: each subsidiaries' Return On Revenues (earnings before taxes divided by total revenues)
       o 20% Weighting: each subsidiaries' Growth in Total Revenues Over Prior Year
       o 40% Weighing: each subsidiaries' Return On Net Assets (earnings before interest and taxes divided by the average net of total assets less current liabilities)

       PERFORMANCE MEASURES FOR CORPORATE PARTICIPANTS

       o  40% Weighting: the Company's Growth in Earnings Per Share Over Prior
          Year
       o  20% Weighting: the Company's Growth in Total Revenues Over Prior Year
       o 40% Weighting: the Company's Return On Equity (earnings after interest and taxes divided by average shareholder equity)
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                 INCENTIVE COMPENSATION PLAN FOR 2000 ("PLAN")

       The CEO will establish at the beginning of the Plan year for each subsidiary and the Company a minimum and maximum target range for each performance measure. Each subsidiary will have unique targets. The Compensation Committee will review performance measures and targets for subsidiaries and will review and approve performance measures and targets for the Company. The CEO will approve measures and targets for each subsidiary. Targets will be communicated to Plan Participants.

5.     COMPUTATION OF AWARDS

       An IC Plan Calculation Form will be prepared annually for each subsidiary and the Company listing Participants, their base salary, and their Maximum IC Amount. This form will include tables for use in calculating the Earned IC Amount of each Participant based on the level of attainment of each performance target by a subsidiary or the Company for the Plan Year.

       The minimum range of either the Return on Revenue or the Return on Net Assets target must be met or exceeded by a subsidiary before any portion of the Maximum IC Amount is earned by Participants employed by that subsidiary. If the minimum of at least one of these targets is not met or exceeded, the Earned IC Amount by all Participants employed by that subsidiary will be zero. Similarly the Company must met or exceed the minimum Growth in EPS or Return on Equity or the Earned IC Amount of all Corporate Participants will be zero.

       Computation of each entity's performance against the Return on Revenue, Return on Net Assets or Earnings Per Share targets will be net of (after) provision for the total of the Earned IC Amounts for that entity.

       The CEO may authorize the use by a subsidiary of separate performance measures and targets for that subsidiary or for certain of its Participants provided their use is, in the best business judgment of the CEO, compatible and consistent with the purpose and provisions of this Plan.

       In addition to the Earned IC Amount a Participant may earn under this Plan, the Compensation Committee may, in its sole discretion, make additional discretionary awards to a Participant to recognize significant individual contributions. This discretionary award may not be more than thirty percent of the Participant's Maximum IC Amount.

       The Compensation Committee, in conjunction with the CEO, may for the purposes of this Plan adjust the financial results of a subsidiary or the Company to eliminate extraordinary charges or credits to earnings provided such charges or credits are in the reasonable business judgment of the Compensation Committee caused by events materially beyond the control of the Participants employed by that entity.

       Individuals may be named by the CEO as a Participant in the Plan after the beginning of the Plan year. Their Maximum IC Amount will be a percentage of their base salary when they become Participants prorated to reflect that portion of the Plan year for which they were a Participant.

6.     PAYMENT OF AWARDS

       Earned IC Amounts will be determined after the audited financial statements of the Company for the Plan year are complete, and paid in cash as soon as practical thereafter. A Participant must be an employee in good standing on the last day of the Plan year in order to receive their Earned IC Amount, except that Participants who die, retire, or become disabled in the Plan year will receive a prorated amount based on the portion of the Plan year for which they were a Participant. Prior to payment of such amounts, the Compensation Committee will review and certify the Earned IC Amounts for all Participants. Amounts due Participants under the Plan are an unfunded, general obligation of the Company.

7.     ADMINISTRATION OF PLAN

       The Compensation Committee, in conjunction with the CEO, administers the Plan. The Committee reserves the right to amend or terminate the Plan at any time. If the Plan is amended or terminated and as a consequence the Earned IC Amount of any Participant which would have otherwise been earned is eliminated, a part year Earned IC Amount shall be determined for each so affected Participant and such amount should be paid in cash to such Participants within thirty (30) calendar days of amendment or termination. Such part year Earned IC Amount shall be determined by using the un-audited year to date financial statements of the Company to estimate (including making provision for annualizing part year results) what each such Participant's full year Earned IC Amount would have been absent the amendment or termination, and this full year amount shall be prorated to a part year Earned IC Amount based on the number of full elapsed months of the Plan year prior to amendment or termination divided by twelve.

                                       END

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